AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Jason (JT) Archer ("you") and , urban-gro, Inc., a Delaware corporation ("urban-gro") entered into that certain Employment Agreement dated February 1, 2022 (the "Previous Agreement"). Whereas, urban-gro wishes to continue to employ you under the terms of this Amended and Restated Employment Agreement ("Agreement") and starting on the Effective Date defined below the Previous Agreement shall be amended and restated with the Agreement hereto.

1. Employment Period. The term of your employment by urban-gro pursuant to this Agreement shall commence on January 11, 2023 (the "Effective Date") and shall continue until terminated pursuant to Paragraph 5 hereof (such period of employment, the "Employment Period").

2. Position. You are employed as the Chief Operating Officer ("COO") with the duties and responsibilities customarily associated with that position, and report to urban-gro's Chief Executive Officer ("CEO"). From time to time, urban-gro may add to, subtract from, or otherwise change your duties and responsibilities, change or eliminate your title, and change the persons that report to you and to whom you report.

3. Best Efforts. During the Employment Period, you shall (i) devote all of your business time and attention to your duties as an employee of urban-gro.; (ii) use your best efforts, energies, and skills to advance the business of urban-gro, to further and improve its relations with suppliers, customers, and others, and to keep available to urban-gro the services of its employees; and (iii) perform your duties in compliance with all applicable laws and urban-gro's published policies and procedures (the "Policies and Procedures"), including its employee handbook (the "Employee Handbook").

4. Compensation. Your compensation will be paid pursuant to urban-gro's standard programs in effect from time to time. During the Employment Period, you may be eligible to receive stock options, restricted stock, stock units or other equity awards from time to time at the sole discretion of the Board in accordance with urban-gro's 2021 Omnibus Stock Incentive Plan (the "Plan") or other equity plans that may be adopted by urban-gro. You shall be eligible to participate in any and all employee benefit plans made available from time to time to urban-gro employees generally. Notwithstanding the foregoing, urban-gro reserves the right, in its sole discretion, to impose salary and/or benefit reductions, and/or other cost reduction programs, which may reduce your overall compensation, whether paid in cash, equity, or otherwise.

5. Termination. Your employment with urban-gro is at will and may be terminated by urban-gro for Cause or without Cause, or voluntarily by you. The last date of your employment as a result of any such termination is the "Termination Date."

A. *Termination for Cause and Voluntary Termination*. If your employment terminates for any of the following reasons: (1) your death, disability, or legal incompetence; (2) the issuance by urban-gro of a notice terminating your employment for "Cause" (which, for these purposes, means: (I) breach of any term of this Agreement or any other agreement between you and urban-gro or any other duty owed to urban-gro; (II) dishonesty, fraud, or failure to abide by Policies and Procedures; (III) your conviction for any felony crime, or for any other crime involving misappropriation of money or other property ; (IV) misconduct, malfeasance or insubordination; or (V) gross failure to perform your duties and obligations as an employee under

this Agreement or otherwise (not including simply a failure to attain quantitative targets); or (3) you voluntarily resign your employment, then your salary will end on the Termination Date and you will not be entitled to any severance payments. Any unvested equity grants shall be controlled by the specific equity grant agreement and the Plan.

B. *Termination Without Cause*. If your employment is terminated by urban-gro for any reason other than those identified in Paragraph 5.A., above, upon signing a release of claims in form and substance satisfactory to urban-gro, you will be paid severance in an amount equal to twelve (12) months of your regular base salary as in effect on the Termination Date, which shall be paid in substantially equal installments in accordance with urban-gro's then current regular pay intervals during the twelve (12) month period following the Termination Date (the "Severance Payments"). In case of termination without Cause, you will also receive a lump sum payment in cash on or about the 60th day following the Termination Date in an amount equal to the total premiums you would be required to pay for twelve (12) months of COBRA continuation coverage under your employer's health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that you have in place for you and your dependents immediately prior to the Termination Date, regardless of whether you or your dependents elect COBRA (the "COBRA Payment"). You will not otherwise be eligible for severance under any other urban-gro severance plan.

C. *Change of Position*. If urban-gro changes your position and in connection therewith your compensation is substantially lessened (a "Change of Position") without your approval, then you may terminate your employment due to a Change of Position if you provide notice to urban-gro within 30 days of the condition giving rise to the Change of Position and urban-gro fails to materially cure such condition within 30 days following the date of such notice, upon which failure to cure your employment shall immediately terminate for Change of Position. Such termination for Change of Position will be deemed a termination by urban-gro without Cause for purposes of this Agreement and you shall be entitled to the Severance Payments described in Paragraph 5.B. or 5.D, as applicable.

D. *Change in Control*. Notwithstanding any other provision contained herein, if your employment hereunder is terminated within twelve (12) months following a Change in Control (as defined below) by urban-gro (or its successor or assignee) without Cause or by you due to a Change of Position, upon signing a release of claims in form and substance satisfactory to urban-gro, in addition to payment of any accrued but unpaid base salary and the balance of any earned and unused vacation pay, as of the Termination Date, then you will be entitled to receive:

i. A lump sum payment in cash on or about the 60th day following the Termination Date in an amount equal to twelve (12) months of (a) your annual base salary plus (b) your target annual incentive bonus, determined, in each case, as of immediately prior to the Change in Control or your Termination Date, whichever results in the greater amount payable to you; and

ii. A lump sum payment in cash on or about the 60th day following the Termination Date in an amount equal to the total premiums you would be required to pay for twelve (12) months of COBRA continuation coverage under the employer's health benefit plan.

You will not otherwise be eligible for severance under any urban-gro severance plan or any other provision of this Agreement.

E. *Definition of Change in Control*. For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of one of the following during your employment:

i. Any one person (or more than one person acting as a group) acquires ownership of stock of urban-gro that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of urban-gro; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of urban-gro's stock and acquires additional stock;

ii. The sale of all or substantially all of urban-gro's assets.

Notwithstanding the foregoing, for purposes of this Agreement a Change in Control shall not occur unless such transaction constitutes a change in the ownership of urban-gro, a change in effective control of urban-gro, or a change in the ownership of a substantial portion of urban-gro's assets , in each case, under Section 409A (as defined below).

6. Confidential Information. During the course of your employment, you have learned, and will learn, various proprietary, confidential , or non-public information of urban-gro and/or its related and affiliated companies (collectively, "Confidential Information"), which Confidential Information may include the identity of customers and employees; vendor information; marketing information and strategies; sales training techniques and programs; product development and design; acquisition and divestiture opportunities and discussions; and data processing and management information systems, programs, and practices. You shall use such Confidential Information only in connection with the performance of your duties to urban-gro and agree not to copy, disclose, or use such information for any other purpose or to contest its confidential or proprietary nature. You agree to return any and all written documents containing any Confidential Information to urban-gro upon termination of your employment.

7. Assignment of Inventions. You acknowledge and agree that urban-gro is entitled, by law or otherwise, to all rights, ideas, inventions and works of authorship relating to its business that are made by you during the scope of your work or when using urban-gro resources, whether or not conceived during regular business hours. You agree to promptly and fully disclose to urban-gro all ideas, inventions, discoveries, creations, designs, methods, and other technology and rights (and any related improvements or modifications thereof), whether or not protectable under any form of legal protection afforded to intellectual property (collectively, "Innovations"), relating to any activities or proposed activities of urban-gro and its affiliates and subsidiaries, conceived or developed by you (alone or jointly with others) during your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of urban-gro. To the extent possible, such Innovations shall be considered a "Work Made for Hire " under the U.S. Copyright Act of 1976. To the extent the Innovations may not be considered such a Work Made for Hire, you agree to automatically assign to urban-gro, at the time of creation of such Innovations, any right, title, or interest that you may have in such Innovations. You further agree that you will

execute such written instruments, and perform any other tasks as may be necessary in the opinion of urban-gro to obtain a patent, register a copyright, or otherwise protect or enforce urban-gro's rights in such Innovations.

8. Release of Claims and Non-Solictation of Employees.

A. *Release.* As a condition of your employment or continued employment, you hereby unconditionally and irrevocably release urban-gro, its subsidiaries, affiliates, employees, directors, and assigns (the "Released Parties") to the maximum extent permitted by law, from any and all claims, debts, obligations, demands, judgments, or cause of action of any kind whatsoever, whether known or unknown that you have or may had prior to the Effective Date of this Agreement for any action or omission by the Released Parties and/or due to any matter whatsoever relating to your employment with urban-gro.

B. *Non-Soliciation of Employees.* During the Employment Period and for 12 months thereafter, you agree not to employ or retain, have any other person or firm employ or retain, or otherwise participate in the employment or retention of any person who was an employee or consultant of urban-gro at any time during the 12 months preceding the end of the Employment Period.

9. Protection of Trade Secrets: Covenant Not to Compete

A. *Acknowledgements.* You acknowledge and agree that you are or will be the Chief Operating Offiver of urban-gro making an amount annually in cash compensation so that your compensation meets the salary threshold for a "highly compensated" employee as outlined in Colorado Law, C.R.S. Section 8-2-113(2).

B. *Trade Secrets.* You understand, acknowledge, and agree that urban-gro has valid trade secrets—constituting valuable information that is not generally known to third parties, that is secret, and that urban-gro makes efforts to keep secret, as described in greater detail in Section 9(b).

C. *Importance of Protecting urban-gro's Trade Secrets.* You also understand and acknowledge that urban-gro's Confidential Information and trade secrets are of great competitive importance and commercial value to urban-gro, and that improper use or disclosure of urban-gro's trade secrets is likely to result in unfair, damaging, and/or unlawful competitive activity. You agree that your obligations not to use or disclose trade secrets, standing alone, are insufficient to protect urban-gro's legitimate business interests since some post-employment activities would, by their nature, be likely to compromise trade secrets (regardless of intent) and cause damage to goodwill and customer relationships in ways that would be difficult if not impossible to detect and otherwise remedy effectively. You acknowledge and agree that the purpose of this Section is to protect urban-gro's trade secrets, and that the restrictions in this Section are no broader than reasonably necessary to protect urban-gro's legitimate interest in protecting its trade secrets.

D. *Reasonableness.* You acknowledge that the Restricted Period is a reasonably limited period of time, that the prohibited actions are reasonably limited, and the Restricted Area is no larger than necessary for the purposes identified above.

E. *Good Faith*. You acknowledge and agree that this Agreement is intended to comply with Colorado Law in every way, see C.R.S. § 8-2-113(2), and that this Agreement is reasonably believed by both parties to comply with Colorado law. Accordingly, should any court or arbitrator determine that any provision of this Agreement is void, you agree that the Company has/had reasonable grounds for believing that it has not violated C.R.S. § 8-2-113 by presenting you with this Agreement or attempting to enforce it.

F. *Receipt of Notice*. You acknowledge that you have received, understand, and have signed a separate notice regarding the provisions contained in this Section (the "Notice") which is fully incorporated herein as if copied verbatim. You affirm that such Notice was provided to you a minimum of fourteen (14) days prior to the Effective Date of this Agreement, or this Section 9 will not be enforceable until fourteen (14) days after signing the Notice. You acknowledge and agree that the Notice described the terms of the restrictions in this section in clear and conspicuous language, named this Agreement, and pointed you to this Section.

G. *Definitions*.

i. *Restricted Period*: During the Employment Period and one (1) year following the termination, for any reason, of your employment with urban-gro.

ii. *Restricted Area*: Any location that is within one hundred (100) miles of an urban-gro office or an urban-gro client's design and/or construction project during the three years immediately before the termination of your employment.

iii. *Competitors*: "Competitor" means any business whose services or products compete with or are substantially similar to urban-gro's services or products or that does or did business or has or had customers within the Restricted Area at any time during the three years immediately before the termination of your employment with the Company.

iv. *"Becoming Associated With":* This term includes, without limitation, performing any service for, receiving any compensation from, or holding any ownership interest in any of urban-gro's Competitors, or having any such obligation or right. Nothing in this Section 9 shall prohibit you from being a passive owner of not more than 1% of the outstanding stock of any publicly traded entity, so long as you have no active participation in the business of such entity. Nothing in this Agreement shall preclude you from engaging in charitable, civic, or community activities so long as such activities do not interfere with your duties hereunder, are not illegal, and do not violate any terms of this Agreement.

v. *Existing Customers*: All people and businesses to whom urban-gro provides or provided any products or services during the Employment Term and Restricted Period.

vi. *Prospective Customers*: All people and businesses urban-gro has identified for itself and that are known or reasonably should be known to you as being sufficiently likely to use urban-gro's services or products to warrant marketing efforts by urban-gro during the final year of the Employment Term and during the Restricted Period.

H. *Covenant Not to Compete*. During the Restricted Period and in the Restricted Area, in order to protect urban-gro's trade secrets, you will not, directly or indirectly, supervise, manage, work for, assist, be engaged with, allow your name to be used in connection with, have any financial interest in, own, or provide any services, paid or unpaid, to a Competitor, whether on your own behalf or on behalf of (or in connection with) any other person or entity (including as an employee, owner, officer, director, partner, investor, consultant, independent contractor or otherwise).

I. *Non-Solicitation of Customers*. During the Restricted Period, in order to protect urban-gro's trade secrets (specifically including but not limited to secret and proprietary Customer and Prospective Customer information), you will not, directly or indirectly, solicit, contact, attempt to contact, meet with, or engage in any business dealings with, urban-gro's Existing Customers or Prospective Customers for the purpose of offering or providing goods or services on behalf of a Competitor or goods or services that are otherwise similar to or competitive with those offered by urban-gro.

J. *Tolling*. The time periods outlined in this Section will be deemed to be extended to run for one (1) year following the latest date when you were in breach of these restrictions. Additionally, such time periods will be tolled during any litigation resulting from the breach of the restrictive covenants found in this Section.

10. Specific Performance and Injunctive Relief. You acknowledge that urban-gro will be irreparably damaged if the provisions of this Agreement are not specifically enforced, that monetary damages will not provide an adequate remedy to urban-gro, and that urban-gro is entitled to an injunction (preliminary, temporary, or final) restraining any violation of this Agreement (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not exclusive and shall be in addition to any other remedy which urban-gro may have.

11. Severability and Reformation. The provisions of Paragraphs 6 through 11 of this Agreement constitute independent and separable covenants which shall survive termination or expiration of the Employment Period. Any paragraph, phrase, or other provision of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability, or to be in conflict with any applicable statute or rule shall be deemed, if possible, to be reformed to reformed to the maximum scope, duration, or area of applicability, as the case may be, permitted by applicable laws, or if such reformation is not permitted under applicable laws, then such overly broad provision shall be omitted from this Agreement. The invalidity of any portion hereof shall not affect the validity of the remaining portions.

12. Assignment.

A. *Assignment by You*. This Agreement is personal to you, and cannot be assigned by you to any other party.

B. *Assignment by urban-gro*. This Agreement shall inure to the benefit of, and be binding upon and enforceable by urban-gro, and by its successors and assigns. This Agreement

may be assigned by urban-gro, without your consent, to a third party ("Assignee") in connection with the sale or transfer of all or substantially all of urban-gro's business, or any division or unit thereof, whether by way of sale of stock, sale of assets, merger or other transaction. Such assignment by urban-gro will not constitute nor be deemed a termination of your employment by urban-gro and will not give rise to any rights under Paragraph 5 of this Agreement. After such assignment, all obligations of urban-gro under this Agreement will be solely the responsibility and obligations of the Assignee.

13. General. This Agreement constitutes our full understanding relating to your employment with urban-gro, and replaces and supersedes any and all agreements, contracts, representations or understandings with respect to your employment. This Agreement is governed by and is to be construed and enforced in accordance with the internal laws of the State of Colorado, without giving effect to principles of conflicts of law. In the event of a conflict between the terms hereof and the provisions of urban-gro's Employee Handbook or its Policies and Procedures, the terms hereof shall control; otherwise, the provisions of the Employee Handbook and the Policies and Procedures shall remain applicable to your employment relationship. This Agreement may not be superseded, amended, or modified except in a writing signed by both parties and no provision may be waived except in a writing executed by the party against whom such waiver is to be enforced. This agreement may be executed electronically and in two or more counterparts each of which will be deemed an original and all of which together will constitute one instrument.

14. Section 280G.

A. *Reduction*. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by urban-gro or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the United States Internal Revenue Code of 1986 (as amended, and together the regulations promulgated thereunder, the "Code") would, but for this Paragraph 14, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be either:

i. Reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"); or

ii. Payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment , and excise taxes (including the Excise Tax) would result in you receiving an amount greater than the Reduced Amount.

B. Order of Reduction. The Covered Payments shall be reduced by urban-gro in a manner intended to maximize your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two

economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

C. Determinations. Any determination required under this Paragraph 14 shall be made in writing in good faith by the accounting firm that was urban-gro's independent auditor or tax advisor immediately before the occurrence of the Change in Control (the "Accountants"), which shall provide detailed supporting calculations to you and urban-gro as requested by you or urban-gro. You and urban-gro shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 14. For purposes of making the calculations and determinations required by this Paragraph 14, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on you and urban-gro. urban-gro shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Paragraph 14.

15. Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from, or to the extent required, comply with Section 409A of the Code ("Section 409A"), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A: each payment or benefit amount shall be construed as a separate identified payment; if you are a "specified employee" when you separate from service, amounts of "nonqualified deferred compensation," if any, otherwise payable during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of your death).

(Signature page follows)

In witness whereof the parties have executed this Agreement this 1/12/2023 date with the Effective Date as indicated in the preamble.

urban-gro, Inc.

Bradley Nattrass

By: Bradley Nattrass
Title: CEO

Jason T. Archer

By: Jason T. Archer